Exhibit 99.1

BI-OPTIC VENTURES INC.

March 1, 2010 Trading Symbol: TSXV – BOV.H OTC – BOVKF

NON-BROKERED PRIVATE PLACEMENT

Vancouver, B.C. – MARCH 1, 2010 – Bi-Optic Ventures Inc. (the "Company") wishes to announce it has negotiated a non-brokered private placement of units for up to $800,000 in gross proceeds. The financing will consist of up to 8,000,000 units (the "Units").  Each Unit will consist of one common share in the capital of the Company and one non-transferable share purchase warrant, offered at a price of $0.10 per Unit.  Each share purchase warrant forming a part of the Units will entitle the holder thereof to acquire one additional common share of the Company at a price of $0.15 per share at any time prior to the date that is 24 months from the date of issuance.  Net proceeds from the financing will be utilized to explore possible acquisitions and for general working capital purposes.  Finders fees may be payable in connection with the financing as permitted under the policies of the TSX Venture Exchange.

ON BEHALF OF THE BOARD OF DIRECTORS

“Harry Chew”

Harry Chew

President

NEITHER TSX VENTURE EXCHANGE NOR ITS REGULATION SERVICES PROVIDER (AS THAT TERM IS DEFINED IN THE POLICIES OF THE TSX VENTURE EXCHANGE) ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Forward Looking Information: This news release may contain forward-looking statements including expectations of future production, cash flow and earnings. These statements are based on current expectations that involve a number of risks and uncertainties, which could cause actual results to differ from those anticipated.

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